JULY 2024 Investing in the structured investments involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page S - 2 and in the relevant preliminary terms or pricing supplement, any accompanying supplement and the accompanying prospectus. Contingent Income Auto - Callable Securities Principal at Risk Securities The Securities and Exchange Commission and state securities regulators have not approved or disapproved these structured investments, or determined if this prospectus supplement, any accompanying supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense. These structured investments are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank. All payments are dependent on the issuer’s (and the guarantor’s, if applicable) ability to pay all amounts due. Structured investments are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlier. We, Morgan Stanley and Morgan Stanley Finance LLC, a wholly owned finance subsidiary of Morgan Stanley, may from time to time offer and sell structured investments. The specific terms of any such structured investments that we offer will be included in the applicable pricing supplement. If the terms described in the applicable pricing supplement are inconsistent with those described in this prospectus supplement, the terms described in the applicable pricing supplement will prevail. Registration Statement Nos. 333 - 275587; 333 - 275587 - 01 Dated: July 3, 2024 Filed pursuant to Rule 424(b)(2) PROSPECTUS SUPPLEMENT (To Prospectus dated April 12, 2024) TABLE OF CONTENTS S - 2. Risk Factors S - 3. Overview S - 3. Hypothetical Payments MORGAN STANLEY | 2024 S - 1

CONTINGENT INCOME AUTO CALLABLE SECURITIES Risk Factors An investment in the securities involves a variety of risks and potential conflicts of interest. The following are some of the material risks and potential conflicts related to the securities. For further discussion of these and other risks, you should read the section/s entitled “Risk Factors” in the offering documents for the offering. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in any offering. The securities do not guarantee the return of any principal. Morgan Stanley Smith Barney LLC (“Morgan Stanley”), its affiliates and Morgan Stanley Financial Advisors or Private Wealth Advisors do not provide tax or legal advice. Risks relating to an investment in the securities • The securities do not provide for the regular payment of interest and may pay no interest over the entire term of the securities. You will not receive any contingent coupon for any period where the value of the underlier on the related observation date is less than the coupon threshold level. • The contingent coupon with respect to an observation date, if any, is based solely on the value of the underlier on such observation date. • Investors will not participate in any appreciation in the value of the underlier. • The automatic early redemption feature may limit the term of your investment. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns. • The issuer might not be the parent company of a group, but might instead be a subsidiary whose securities are guaranteed by its parent company, in which case you should understand the guarantee, the potential remedies available to you against the issuer and the guarantor and the potential claims (including their ranking) and recoveries available to you against the issuer and the guarantor in a bankruptcy, resolution or similar proceeding. • The market price of the securities will be influenced by many unpredictable factors. • The securities are subject to the credit risk of the issuer (and the guarantor, if applicable), and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. • Investing in the securities is not equivalent to investing in the underlier. • The rate the issuer is willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by the issuer’s (or the guarantor’s, if applicable) secondary market credit spreads and advantageous to it. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. • The estimated value of the securities is determined by reference to pricing and valuation models of the issuer or an affiliate of the issuer, which may differ from those of other dealers and is not a maximum or minimum secondary market price. • The securities will not be listed on any securities exchange and secondary trading may be limited. • The calculation agent, which may be an affiliate of the issuer, will make determinations with respect to the securities. • Hedging and trading activity by the issuer’s affiliates could potentially adversely affect the value of the securities. Risk relating to the underlier • Adjustments to the underlier could adversely affect the value of the securities. MORGAN STANLEY | 2024 S - 2

CONTINGENT INCOME AUTO CALLABLE SECURITIES

Overview:
Contingent income auto-callable securities offer an investor the opportunity to potentially earn above market, periodic coupons, but only if, on an observation date, the level of the underlying asset (the "underlier") is greater than or equal to a specified threshold level. In addition, the securities may be automatically redeemed prior to maturity based on the performance of the underlier. If the securities are not redeemed early, investors will either receive the stated principal amount or suffer a loss of principal at maturity, depending on the performance of the underlier.
Investors who seek an opportunity to earn interest at a potentially above market rate, and who are comfortable with the risk of full potential principal loss and receiving few or no coupons over the term of the securities, and the possibility of an automatic early redemption prior to maturity, may consider investing in contingent income auto-callable securities. Investors will not participate in any positive appreciation of the underlier. Investors may lose their entire initial investment in the securities. All payments are subject to the credit risk of the issuer (and the guarantor, if applicable). The estimated value of the securities will be set forth in the offering documents.

Hypothetical Terms

MATURITY	3 Years
CONTINGENT COUPON RATE	8% (per annum)
REDEMPTION THRESHOLD LEVEL	100% of Initial Level of Underlier
COUPON THRESHOLD LEVEL	80% of Initial Level of Underlier
DOWNSIDE THRESHOLD LEVEL	80% of Initial Level of Underlier
OBSERVATION FREQUENCY	Quarterly

The example below is based on the hypothetical terms above in order to illustrate how the securities might work. It does not reflect any actual terms or all of the terms that will be specified in the offering documents for an offering, and it does not cover all possible scenarios. See "Risk Factors" above.

The securities will pay periodic coupons, but only if, on an observation date, the level of the underlier is greater than or equal to the coupon threshold level. If the level of the underlier is less than the coupon threshold level on any observation date, the investor will NOT receive a coupon payment for that period.

In addition, if the level of the underlier is greater than or equal to the redemption threshold level on any observation date, the securities will be automatically redeemed for the stated principal amount and the contingent coupon with respect to the observation date. Once the securities are redeemed, the transaction is terminated and the investor is not entitled to any future payments on the securities.

If the securities are not redeemed prior to maturity, the payment at maturity will be either (i) if the final level of the underlier is greater than or equal to the downside threshold level, the stated principal amount and the final contingent coupon, or (ii) if the final level of the underlier is less than the downside threshold level, a payment the value of which is less than the stated principal amount by an amount proportionate to the decline of the underlier from the initial level of the underlier. In this case, the payment at maturity will be worth significantly less than the stated principal amount of the securities, and could be worth zero, and the investor is fully exposed to the negative performance of the underlier over the term.

Investing in the securities is not equivalent to investing in the underlier. It is possible that an investment in the securities will underperform a direct underlier investment.

Hypothetical Payoff Illustration

(Assuming No Automatic Early Redemption)



Periodic coupons (If any)
Final coupon (If any)
$X
$X
$X
$X
$X
$0 to $100
Initial Investment
Return at Maturity
(Final coupon, if any, plus a final payment amount that can vary from $0 to $100)
Final coupon (if any)
+
Investors are exposed to a full loss of their original investment. Depending upon the actual offering and subject to the specified conditions, investors, in limited circumstances, may receive their initial investment.

Hypothetical Payments

Scenario	*Time of Payout*	*Time of Payout*
On any observation date (other than the final observation date), the level of the underlier is *greater than or equal to* the redemption threshold level	Automatic early redemption	Stated principal amount *plus* the contingent coupon for that observation date
On any observation date (other than the final observation date), the level of the underlier is less than the redemption threshold level, but greater than the coupon threshold level	Coupon payment (securities remain outstanding; proceed to next observation)	Contingent coupon for that observation date
On any observation date (other than the final observation date), the level of the underlier is less than the coupon threshold level	No coupon payment (securities remain outstanding; proceed to next observation)	None
The securities are not automatically redeemed early, and the final level of the underlier is greater than or equal to the downside threshold level	Securities mature	Stated principal amount plus the contingent coupon for the final observation date
The securities are not automatically redeemed early, and the final level of the underlier is less than the downside threshold level	Securities mature	Stated principal amount multiplied by (final level of underlier divided by initial level of underlier)

This example is for hypothetical purposes only and does not cover the complete range of possible payouts on the securities.

© 2024 Morgan Stanley Smith Barney LLC. Member SIPC.

MORGAN STANLEY | 2024 S-3

© 2024 Morgan Stanley Smith Barney LLC. Member SIPC. CRC 3641257 07/2024 IMPORTANT INFORMATION AND QUALIFICATIONS The information provided herein was prepared by sales, trading, or other non - research personnel of one of the following : Morgan Stanley & Co . LLC, Morgan Stanley & Co . International PLC, Morgan Stanley MUFG Securities Co . , Ltd, Morgan Stanley Capital Group Inc . and/or Morgan Stanley Asia Limited (together with their affiliates, hereinafter “Morgan Stanley”), but is not a product of the Morgan Stanley Research Department . This prospectus supplement is a marketing communication and is not a research report, though it may refer to a Morgan Stanley Research report or the views of a Morgan Stanley research analyst . We are not commenting on the fundamentals of any companies mentioned . Unless indicated, all views expressed herein are the views of the author and may differ from or conflict with those of the Morgan Stanley Research or others in the Firm . An investment in Structured Investments may not be suitable for all investors . These investments involve substantial risks . The appropriateness of a particular investment or strategy will depend on an investor’s individual circumstances and objectives . This prospectus supplement does not provide individually tailored investment advice nor does it offer tax, regulatory, accounting or legal advice . Hypothetical performance results have inherent limitations . There are frequently sharp differences between hypothetical and actual performance results subsequently achieved by any particular trading strategy . Hypothetical performance results do not represent actual trading and are generally designed with the benefit of hindsight . They cannot account for all factors associated with risk, including the impact of financial risk in actual trading or the ability to withstand losses or to adhere to a particular trading strategy in the face of trading losses . There are numerous other factors related to the markets in general or to the implementation of any specific trading strategy that cannot be fully accounted for in the preparation of hypothetical performance results and all of which can adversely affect actual trading results . Any estimates and projections (including in tabular form) given in this prospectus supplement are intended to be forward - looking statements . Although Morgan Stanley believes that the expectations in such forward - looking statement are reasonable, it can give no assurance that any forward - looking statements will prove to be correct . Such estimates are subject to actual known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected . These forward - looking statements speak only as of the date of this prospectus supplement . Morgan Stanley expressly disclaims any obligation or undertaking to update or revise any forward - looking statement contained herein to reflect any change in its expectations or any change in circumstances upon which such statement is based . Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction . CONTINGENT INCOME AUTO CALLABLE SECURITIES MORGAN STANLEY | 2024 S - 4